Ahead of the Curve 3 Q 1 7 E a r n i n g s C o n f e r e n c e C a l l S u p p l e m e n t a l P r e s e n t a t i o n O c t o b e r 1 9 , 2 0 1 7 Exhibit 99.2

2 Safe Harbor To the extent that statements in this PowerPoint presentation relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. The Company’s actual strategies, results and financial condition in future periods may differ materially from those currently expected due to various risks and uncertainties. Forward- looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. Consequently, no forward-looking statement can be guaranteed. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason. This PowerPoint presentation supplements information contained in the Company’s earnings release dated October 19, 2017, and should be read in conjunction therewith. The earnings release may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Financial Information” and then “Press Releases.” Non-GAAP Financial Measures This PowerPoint presentation contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses core non-GAAP financial metrics (“Core”) in their analysis of the Company’s performance to identify core revenues and expenses in a period that directly drive operating net income in that period. These Core measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefits associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that in management’s opinion can distort period-to-period comparisons of the Company’s performance. Reference is made to “Non-GAAP Financial Measures” and “Caution About Forward Looking Statements” in the earnings release which also apply to certain disclosures in this PowerPoint presentation. Safe Harbor And Non-GAAP Financial Measures

3 3Q17 Highlights • Total and core revenues increased $30 million, or 13%, and $31 million, or 13%, respectively, primarily due to higher average earning assets as a result of the Sabadell acquisition • Net interest margin declined 7 basis points and cash margin declined 16 basis points, respectively, on a linked quarter basis, primarily as a result of the Sabadell acquired loans and deposits • Non-interest income decreased $3 million, or 5% on a linked quarter basis, primarily due to a decrease in mortgage income Client Growth Revenues Expenses High Quality Focus • Total loans increased $4.2 billion, or 27%, on a linked quarter basis. Excluding loans acquired from Sabadell, loan growth was $213 million, or 1.4% (5% annualized) • Period-end legacy loan growth of $333 million or 2.5% (10% annualized) • Total deposits increased $4.5 billion, or 27%, on a linked quarter basis. Excluding deposits acquired from Sabadell, period- end deposit growth was $98 million, or 1% • At September 30, 2017, probability-weighted commercial loan pipeline was $1.2 billion (excluding Miami/Dade market) • Non-performing assets decreased $23 million, or 11%, as a result of a decrease in legacy NPAs, both energy and non- energy-related loans of $33 million, offset by a $10 million increase in OREO acquired from Sabadell • Non-performing assets were 0.63% of total assets at September 30, 2017, down from 0.91% at June 30, 2017 • Energy-related loans increased $60 million, and were 3.1% of total loans; down from 3.5% in 2Q17 • Remain asset-sensitive and well positioned for increase in interest rates • Total non-interest expenses increased $55 million, or 38%, and core non-interest expenses increased $22 million, or 16%, primarily related to expenses from the Sabadell acquisition • Core tangible efficiency ratio of 58.2%, up from 57.6% in 2Q17 Other • Non-core expenses of $39 million in 3Q17, or $0.51 per share after-tax; primarily related to merger-related, litigation, branch closure and impairment, and storm-related expenses • On July 31, 2017, announced the closing of acquisition of Sabadell United Bank, based in Miami, Florida • Conversion of Sabadell branch and operating systems was successfully completed over the weekend of October 13-15, 2017

4 Significant Items Impacting 3Q17 Results • On July 31, 2017, successfully completed the acquisition of Sabadell United Bank. The Company recorded an increase of $6.0 billion in assets, $4.0 billion in total loans and $4.4 billion in total deposits after preliminary fair value adjustments. Financial results for the quarter include Sabadell as of the date of acquisition. Acquisition, conversion, branch closure, and compensation-related charges were $33 million in the third quarter of 2017. • During the quarter, several energy companies with non-accrual loans outstanding were successful in negotiating pre-packaged bankruptcies or debt relief. As a result of these events, $17.0 million of energy-related loans were charged-off during the quarter. Of the $17.0 million, $7.8 million had been previously provided for in prior quarters with $9.2 million recorded during the third quarter. The $9.2 million in expected charge-offs is below the previously provided range of $10 million to $15 million to resolve troubled energy-related credits. • The Company recorded an additional $5.7 million settlement accrual associated with the previously disclosed HUD lawsuit. The Company has negotiated a settlement of $11.7 million which has been recommended for approval by U.S. counsel, but subject to review and approval by the U.S. Department of Justice. The Company hopes to resolve this matter by the end of October 2017. • Hurricanes Harvey and Irma had a large impact to the greater Houston area and much of Florida in the third quarter of 2017. The Company suffered minimal damage and incremental expense related to its physical infrastructure as a result of these hurricanes. However, based on initial assessments of the potential credit impacts, the Company has accrued $8.5 million, or $0.10 per share after-tax, of incremental provision for credit losses in the third quarter tied to these two storms.

5 Notable Items of Interest In 3Q17 • Total loan growth was $4.2 billion, or 27% on a linked-quarter basis. Excluding acquired Sabadell loans, the portfolio grew $213 million, or 1.4% (5% annualized). Legacy loan growth was $333 million, or 2.5% (10% annualized) on a period- end basis • Deposits grew $4.5 billion, or 27%, on a linked- quarter basis due to the Sabadell acquired deposits. Excluding the Sabadell impact, deposits grew $98 million, or 0.6% (2% annualized) • Loan loss provision increased by $6 million primarily due to previously disclosed energy- related loans and provisioning related to Hurricanes Harvey and Irma • Net charge-offs increased by $18 million primarily related to two credits, one of which was energy-related • Non-core items in 3Q17: • No meaningful non-interest income items • $30 million in acquisition, conversion, and compensation-related expense associated with the Sabadell acquisition • $6 million litigation settlement accrual associated with HUD lawsuit • $3 million associated with branch closures Highlights Provision And Charge-Offs Note: Total loans increased 122% during from 2Q13 – 3Q17

6 GAAP EPS 3Q17 Summary EPS Results • Income available to common shareholders of $26 million, down 49% compared to 2Q17 • 3Q17 GAAP EPS of $0.49, down 51% compared to 2Q17 and down 54% compared to 3Q16 • 3Q17 Core EPS of $1.00, down 9% compared to 2Q17 • 3Q17 Pre-Tax Pre-Provision earnings as adjusted of $107 million, up 8% compared to 2Q17 and 31% compared to 4Q16 • 3Q17 ROA of 0.45% and ROAE of 2.92% • 3Q17 Core ROA of 0.87% and Core ROTCE of 8.95% CORE EPS Pre-Provision Pre-Tax Earnings, as adjusted Highlights Note: Excludes the impact of preferred stock dividends

7 Client Growth • Total period-end loan growth of $4.2 billion, or 27%, compared to 6/30/17 due primarily to Sabadell acquisition • Acquired loans increased $3.9 billion, or 189% • Energy loans increased $60 million, or 11%, to $612 million, or 3.1% of total loans • Legacy loans grew $333.5 million, or 2.5% (10% annualized rate) Loan Highlights Dollars in millions Deposits – Period-End And Average GrowthLoans – Period-End Growth Deposit Highlights • Period-end total deposits increased $4.5 billion, or 27%, vs. 6/30/17, reflecting Sabadell acquired deposits • Excluding acquired deposits, period-end deposits increased $98 million, or 0.6% (2% annualized) • Non-interest bearing deposits increased $944 million, or 19%, on a period-end basis, due mainly to Sabadell acquired deposits

8 • Average earning assets increased $3.9 billion, or 19%, as a result of the acquisition of Sabadell during the quarter • Tax-equivalent net interest margin down 7 basis points and cash margin down 16 basis points on a linked quarter basis as a result of Sabadell acquisition influence; management estimates margin for 4Q17 of between 3.55% - 3.60%, assuming no additional changes in interest-rates • As a result of the increase in average assets and the Sabadell acquisition, tax-equivalent net interest income up $33 million, or 18% Revenues – Net Interest Income Highlights Quarterly Yield/Cost Trend Drivers Of Change In Margin Dollars in millions Net Interest Income Net Interest ($ in Millions) Margin 183.6$ 2Q17 3.71% 9.0 Loans Repricing Upward, Higher New Volume Rates 0.06% (0.9) Fees and Interest From Payoffs (Including Non-Accruals) 0.00% 8.1 Changes in Legacy Loan Portfolios 0.06% 29.3 Changes Due To Loans Acquired From Sabadell 0.07% (1.6) Net Change in Recoveries On Non-Sabadell Acquired Loans -0.01% 0.7 Greater Cash Balances From Prior Quarter 0.00% 3.9 Larger Investment Portfolio With Sabadell -0.04% (4.4) Higher Wholesale Borrowings -0.07% (4.5) Changes Due To Deposits Acquired From Sabadell -0.07% 1.7 Change In Number Of Business Days & Other Items -0.01%- All Other Factors 0 216.9$ 3Q17 3.64%

9 Revenues – Interest Rate Risk Highlights Assets Liabilities • Loans: 41% fixed and 59% floating • Adjustable loans composition: • Prime-based 29% • LIBOR-based 66% • All other 5% • Most LIBOR-based loans are priced off of 30-Day LIBOR • Approximately $342 million in loans with an average floor that is 48 basis points above the corresponding rate index • Bond portfolio had an effective duration of 3.5 years • Asset-sensitive from an interest rate risk perspective • The degree of asset-sensitivity is a function of the reaction of competitors to changes in deposit pricing • The level of asset sensitivity has increased over time • Forward curve has a positive impact on net interest income over 12-month period • Estimated impact of the next 25 basis point increase in the Federal Funds Rate would equate to a $0.05 increase in quarterly EPS 12-Month Net Interest Income Scenarios • Non-interest-bearing equated to 28% of total deposits • Non-interest-bearing deposits up $944 million, or 19%, on a period-end basis, and up $608 million, or 12%, on an average balance basis • Interest-bearing deposit cost of 0.61%, up five basis points from 2Q17 • Non maturity deposit beta in the current Fed cycle stands at 21%, excluding Sabadell deposits • Cost of interest-bearing liabilities increased eight basis points to 0.72%

10 Revenues –Non-Interest Income • Both GAAP and core non-interest income decreased by $3 million, or 5%. Primary variances include: • Deposit service charge income increased $1.1 million, from inclusion of Sabadell acquired accounts • Trust fee income increased by $0.7 million, or 33% • Mortgage income decreased $3.7 million, or 19% • Title revenues decreased $0.5 million, or 9% HighlightsDrivers Of Non-Interest Income Change Quarter-Over-Quarter

11 Revenues – Mortgage Income Highlights Volume Trends Mortgage Income Trends • Mortgage income of $16.1 million, down $3.7 million, or 19%: • Loan originations down 3% to $528 million in 3Q17 • Sales volume of $509 million (up less than 1% versus 2Q17) • Fair value adjustments of derivatives and loans were $0.6 million lower than 2Q17 (-$0.7 million in 3Q17 vs -$0.1 million in 2Q17) • Hedging benefit of $1.0 million compared to 2Q17 Mortgage Weekly Locked Pipeline

12 Expense Control • Total core revenues were up $30.6 million, or 13%, compared to 2Q17, while core expenses were up $22.3 million, or 16%, over that period • Our core tangible efficiency ratio increased to 58.2% in 3Q17, an increase of 60 bps on a linked quarter basis • Both core revenues and core expenses impacted by the inclusion of two months of financial results from the Sabadell acquisition Highlights Efficiency Ratio Trends Drivers Of Expense Change Quarter-Over-Quarter • Total 3Q17 salaries and benefits expense up $20.7 million, or 24% from June 30, 2017 • Increased 3Q17 core salary and benefits cost of $9.6 million, or 11%, includes: • Increased regular compensation expense of $7.5 million, including $5.8 million for Sabadell acquired associates; • Increased incentives and other benefits expense of $1.9 million • Incremental nine branches closed, excluding those associated with the Sabadell branch consolidations, in October 2017

13 The Company’s guidance is subject to risks, uncertainties, and assumptions which could, individually or in aggregate, cause actual results or financial condition to differ materially from those anticipated above. Reference is made to “Caution About Forward-Looking Statements” in the earnings release which also applies to this guidance. 2017 Guidance And Key Assumptions 2018 expectations will be provided in December 2017 4Q Guidance Consolidated Loan Growth Rate % 6% ~ 9% Annualized Consolidated Deposit Growth Rate% 2% ~ 4% Annualized Provision Exp $8.5MM ~ $10MM Non Interest Income $52MM ~ $55MM Non Interest Expense (Core Basis) $168MM ~ $174MM Tax Rate 33.0% - 33.5% Net Interest Margin 3.55% ~ 3.60% Sabadell Charges $10MM - $12MM Branch Closing Expenses $2MM - $3MM Credit Quality Continued Improvement Impact of Future Fed Funds Rate Movement 5 cent quarterly impact for every 25bps

14 Energy Portfolio Highlights Energy Loan Portfolio Asset Quality Energy Loan Balances Energy-Related Criticized Assets • Energy-related loans increased $59.6 million, or 11%, in 3Q17; down $270 million, or 31%, from peak in 4Q14 • Renewed focus on originating high quality energy credits in Midstream and E&P • 58% of energy-related loan balances on $62.4 million of non- accrual loans remain current with their payments • $17.0 million in energy net charge-offs with $9.2 million in additional provision above existing specific reserves of $7.8 million • Below previously provided range of $10-$15 million potentially required to resolve troubled energy credits • No additional energy-related provisioning needed to resolve remaining $62 million of non-accrual loans • Classified energy-related loans decreased $28 million, or 22%; equated to 16% of energy loans • Criticized energy-related loans decreased $26 million, or 14%; equated to 25% of energy loans • Energy-related non-accrual loans declined $32.1 million to $62.4 million, or 10% of the energy portfolio • Allowance for energy-related loans of $13.3 million; equal to 2.2% of the energy-related loans outstanding Energy NALS: Services: 61% E&P: 39% Midstream: 0%

15 Preliminary Hurricanes Harvey and Irma Highlights Harvey Preliminary Damage Assessments • Relationship Managers conducted damage assessments of all collateral located in Houston and Florida with loan amounts greater than $1 million with impact analysis shown below • Majority Low Impact meaning minimal to no damage to property • Moderate Impact to approximately $70 million in Houston and $200 million in Florida • High Impact less than $20 million • Based on initial assessments of potential credit impact, IBERIABANK accrued $8.5 million of incremental provision for credit losses tied to Hurricanes Harvey and Irma • A decline in business activity is expected in the short term; however, long term activity could benefit as a result of rebuilding efforts Irma Preliminary Damage Assessments

16 Credit Performance Highlights NPAs To Total Assets Non-Energy-Related NPAs • Legacy loans increased $333.5 million, or 2%, since 6/30/17 • Legacy NPAs/Assets equal to 0.64%, a decrease of 23 basis points on a linked-quarter basis • Legacy loans past due 30 days or more (excluding non- accruals) increased $3.4 million, or 8%, and equated to 0.28% of total legacy loans at September 30, 2017 • Non-energy NPAs were 0.41% of total non-energy assets • Annualized legacy net charge-offs equal to 0.81% of average legacy loans in 3Q17, compared to 0.30% in 2Q17 Dollars in millions Source: SNL Financial – Publicly Traded Bank Holding Companies With Total Assets Between $10 - $30 Billion • Overall portfolio becoming more granular with addition of large residential real estate portfolio from Sabadell • 22 % of residential mortgages of total loans up from 16% at 2Q17 • Weighted average LTV of residential mortgage portfolio 54% • Nominal change to the overall mix in CRE property types with inclusion of Sabadell • Largest concentration is office at 21% of CRE portfolio Real Estate Portfolio

17 Credit Risk Coverage • Credit risk reserves are defined as balance sheet amounts that can absorb loss. Refer to detail below for composition 2016 Q3 2016 Q4 2017 Q1 2017 Q2 2017 Q3 Allowance for Loan Losses 148,193 144,719 144,890 146,225 136,628 Non Impaired Acquired Loan Discounts, Net 13,726 12,930 11,874 10,879 110,307 Reserve for Unfunded Lending Commitments 11,990 11,241 11,660 10,462 21,032 Total Credit Risk Reserves 173,909 168,890 168,424 167,566 267,967 Credit Risk Reserves as a % of Loans 1.18% 1.13% 1.12% 1.08% 1.36%

18 Sabadell Acquisition Acquired Balance Sheet • Closed acquisition of Sabadell United on July 31, 2017 • Acquired 28 branch offices in Florida – 25 in Miami and one each in Naples, Sarasota and Tampa, Florida • Acquired $4.0 billion in loans and $4.4 billion of deposits at fair market value • Recorded total goodwill and intangibles equal to $528.4 million • Total merger and compensation-related costs in 3Q17 equal to $29.6 million. 4Q17 merger-related expense expected to be $10 - $12 million. • Consolidated three branches related to Sabadell acquisition in 3Q17 • Issued 2.6 million shares and provided $809 million in cash to Banco de Sabadell, S.A. • Total consideration at closing was $1.02 billion Dollars in millions Cash and Due From 318.7$ Total Investment Securities 964.1 Total Loans 4,026.2 Loss Share Receivable 9.9 Premises and Equipment 14.7 Goodwill 431.8 Core Deposit Intangibles 96.6 Other Assets 102.5 Total Assets 5,964.5 Total Deposits 4,383.0$ Total Borrowings 519.4 Other Liabilities 41.9 Total Liabilities 4,944.3$ Total Capital - Total Liabilities And Capital 4,944.3$ SUB Balances Acquired (After Preliminary Purchase Accounting Adjustments)

19 APPENDIX

20 Growth Opportunities Ft Myers Keys Huntsville Jacksonville Mobile NE Arkansas Acadiana N Louisiana New Orleans Baton Rouge Central Arkansas NW Arkansas Birmingham Naples Sarasota Houston SW Louisiana Memphis Dallas Tampa Orlando Atlanta Miami Greenville $32 Billion $240 Billion $220 Billion 2017 • $28.0 Billion In Total Assets • $4.3 Billion Market Cap • Serving Eight States • Located In 33 MSAs • Total Deposit Market Potential Of $1.7 Trillion

21 Top 10 MSAs in Southeast MSA Unemployment Trends • IBERIABANK operates in 11 of the top 15 MSAs in the Southeastern U.S. as defined by deposit size.  IBERIABANK top southeastern MSAs (shown in graph) have an average unemployment of 4.1%, below the U.S average of 4.4% at August 31,2017 • Our Florida MSA markets have an average unemployment rate of 3.8% at August 31 ,2017, well below the U.S. average • Miami remains one of the fastest growing MSAs in the U.S. with expected population growth of 6.7% from 2017-2022 Source: BLS August, 31, 2017

22 Loans and Deposits By State Note: Figures at period-end September 30, 2017 $19.8 Billion $21.3 Billion Total Loans Total Deposits

23 Seasonal Influences Legacy Loan Growth • Loan growth typically softer in first quarter and stronger in second quarter • Mortgage and title income typically are softer in fourth and first quarters and stronger in second and third quarters • Payroll taxes and retirement contributions decrease ratably throughout the year Seasonal Revenue Trends Seasonal Expense Trends

Non-Interest Income And Expense Trend Details

Non-interest Income ($ millions)	2Q 16	3Q 16	4Q 16	1Q 17	2Q 17	3Q 17	3Q17 vs. 2Q17 $ Change	3Q17 vs. 2Q17 % Change
Service Charges on Deposit Accounts	$ 10.9	$ 11.1	$ 11.2	$ 11.2	$ 11.4	$ 12.5	$ 1.1	10%
ATM / Debit Card Fee Income	3.6	3.5	3.6	3.6	3.8	3.7	(0.1)	-4%
BOLI Proceeds and CSV Income	1.4	1.3	1.3	1.3	1.2	1.3	0.0	2%
Mortgage Income	26.0	21.8	16.1	14.1	19.7	16.0	(3.7)	-19%
Title Revenue	6.1	6.0	5.3	4.7	6.2	5.6	(0.5)	-9%
Broker Commissions	3.7	3.8	4.0	2.7	2.8	2.3	(0.5)	-17%
Other Non-interest Income	11.3	12.3	11.7	9.7	10.8	11.9	1.1	10%
Non-interest income excluding non-core income	$ 63.0	$ 59.8	$ 53.2	$ 47.3	$ 55.9	$ 53.3	$ (2.6)	-5%
Gain (Loss) on Sale of Investments, Net	1.8	-	-	-	0.1	(0.2)	(0.3)	-513%
Other Non-core income	-	-	-	-	-	-	-	0%
Total Non-interest Income	$ 64.8	$ 59.8	$ 53.2	$ 47.3	$ 56.0	$ 53.1	$ (2.9)	-5%

Non-interest Expense ($ millions)	2Q 16	3Q 16	4Q 16	1Q 17	2Q 17	3Q 17	3Q17 vs. 2Q17 $ Change	3Q17 vs. 2Q17 % Change
Mortgage Commissions	$ 7.3	$ 6.9	$ 5.2	$ 3.3	$ 5.3	$ 5.3	$ (0.0)	0%
Hospitalization Expense	5.3	6.6	3.9	5.9	5.2	5.7	0.4	9%
Other Salaries and Benefits	72.3	71.5	71.6	72.6	75.2	84.4	9.2	12%
Salaries and Employee Benefits	$ 85.0	$ 85.0	$ 80.7	$ 81.8	$ 85.7	$ 95.4	$ 9.6	11%
Credit/Loan Related	2.9	1.9	3.4	4.5	3.8	7.5	3.7	99%
Occupancy and Equipment	16.8	16.5	15.6	16.0	16.1	18.8	2.7	16%
Amortization of Acquisition Intangibles	2.1	2.1	2.1	1.8	1.7	4.5	2.9	174%
All Other Non-interest Expense	32.7	32.5	31.8	35.3	34.1	37.5	3.4	10%
Nonint. Exp. (Ex-Non-Core Exp.)	$ 139.4	$ 138.1	$ 133.6	$ 139.4	$ 141.4	$ 163.7	$ 22.3	16%
Compensation-related expense	$ 0.1	$ -	$ 0.2	$ 0.1	$ 0.4	$ 1.1	0.7	189%
Storm-related expense	-	-	$ -	-	-	0.4	0.4	100%
Impairment of Long-lived Assets, net of gains on sales	(1.3)	-	(0.5)	1.4	(1.3)	3.7	5.0	380%
Loss on early termination of loss share agreements	-	-	17.8	-	-	-	-	0%
Consulting and Professional	0.6	-	-	-	6.0	5.7	(0.3)	-5%
Other Non-interest Expense	0.6	-	0.5	-	-	-	-	0%
Merger-related expense	-	-	-	0.1	1.0	28.5	27.4	2621%
Total Non-interest Expense	$ 139.5	$ 138.1	$ 151.6	$ 141.0	$ 147.5	$ 203.0	$ 55.5	38%
Tangible Efficiency Ratio - excl Non-Core-Exp	60.0%	60.1%	60.3%	61.6%	57.6%	58.2%		

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IBERIABANK Corporation

25 GAAP And Non-GAAP Cash Margin • Adjustments represent accounting impacts of purchase discounts on acquired loans and related accretion as well as the indemnification asset and related amortization on the covered portfolio Dollars in millions Balances, As Reported Adjustments As Adjusted Non-GAAP 3Q16 Average Balance 18,521$ 77$ 18,598$ Income 163.4$ (9.1)$ 154.3$ Rate 3.56% -0.21% 3.35% 4Q16 Average Balance 19,349$ 73$ 19,422$ Income 161.7$ (8.4)$ 153.3$ Rate 3.38% -0.19% 3.19% 1Q17 Average Balance 20,085$ 87$ 20,172$ Income 172.8$ (10.7)$ 162.1$ Rate 3.53% -0.23% 3.30% 2Q17 Average Balance 20,109$ 72$ 20,181$ Income 183.6$ (12.2)$ 171.5$ Rate 3.71% -0.26% 3.45% 3Q17 Average Balance 23,972$ 120$ 24,092$ Income 216.9$ (19.6)$ 197.3$ Rate 3.64% -0.35% 3.29%

Strong Capital Position

Highlights

- In 3Q15, issued and sold preferred stock with gross proceeds of $80 million; cash paid dividends semi-annually
- In 2Q16, issued and sold preferred stock with gross proceeds of $57.5 million; cash paid dividends quarterly
- In 4Q16, issued and sold 3.6 million shares of common stock at a price of $81.50 per common share, with net proceeds of $279 million
- In 1Q17, issued and sold 6.1 million shares of common stock at a price of $83.00 per common share, with net proceeds of $485 million
- In July 2017, issued 2.61 million shares of IBKC common stock associated with Sabadell United acquisition
- Increased quarterly common stock dividend by $0.01 per share to $0.37 per share, a 3% increase over the prior quarter. At October, 19, 2017, equated to a 1.84% dividend yield

Capital Ratios (Preliminary)

IBERIABANK Corporation	2Q17	3Q17	Change	
Common Equity Tier 1 (CET1) ratio	14.52%	10.93%	-359	bps
Tier 1 Leverage	13.19%	10.17%	-302	bps
Tier 1 Risk-Based	15.24%	11.53%	-371	bps
Total Risk-Based	16.74%	12.78%	-396	bps
IBERIABANK and Subsidiaries	**2Q17**	**3Q17**	**Change**	
Common Equity Tier 1 (CET1) ratio	10.93%	11.12%	19	bps
Tier 1 Leverage	9.47%	9.81%	34	bps
Tier 1 Risk-Based	10.93%	11.12%	19	bps
Total Risk-Based	11.79%	11.84%	5	bps

Share Repurchase Program

- On May 4, 2016, the Company's Board of Directors of the Company authorized the repurchase of up to 950,000 common shares
- To date, 202,506 common shares were purchased at a weighted average price of $57.61 per common share
- During 3Q17, the Company did not repurchase any shares of its common stock

26

IBERIABANK Corporation

Reconciliation Of Non-GAAP Financial Measures

	For The Quarter Ended								
	March 31, 2017			June 30, 2017			September 30, 2017		
	Dollar Amount			Dollar Amount			Dollar Amount		
	Pre-tax	After-tax [2]	Per share	Pre-tax	After-tax [2]	Per share	Pre-tax	After-tax [2]	Per share
Income available to common shareholders (GAAP)	$ 73.0	$ 46.9	$ 1.00	$ 80.1	$ 51.1	$ 0.99	$ 48.5	$ 26.0	$ 0.49
Non-interest income adjustments									
(Gain) loss on sale of investments and other non-interest income	(0.0)	-	(0.00)	(0.1)	(0.0)	(0.00)	0.2	0.2	(0.00)
Non-interest expense adjustments									
Merger-related expense	0.1	0.0	0.00	1.1	0.8	0.02	28.5	19.3	0.36
Compensation-related expense	0.1	0.1	0.00	0.4	0.2	0.00	1.1	0.7	0.02
Impairment of long-lived assets, net of (gain) loss on sale	1.4	0.9	0.02	(1.3)	(0.8)	(0.02)	3.7	2.4	0.04
Litigation expense	-	-	-	6.0	5.5	0.11	5.7	4.7	0.09
Occupancy expenses and branch closure expenses	-	-	-	-	-	-	-	-	-
Other non-operating non-interest expense	-	-	-	-	-	-	0.4	0.2	-
Total non-interest expense adjustments	1.6	1.0	0.02	6.1	5.7	0.11	39.3	27.3	0.51
Income tax benefits	-	-	-	-	-	-	-	-	-
Core earnings (Non-GAAP)	74.6	47.9	1.02	86.1	56.7	1.10	88.0	53.5	1.00
Provision for loan losses	6.2	4.0		12.1	7.8		18.5	12.0	
Pre-provision earnings, as adjusted (Non-GAAP)	$ 80.7	$ 51.9		$ 98.2	$ 64.5		106.5	65.6	

(1) Per share amounts may not appear to foot due to rounding.
(2) After-tax amounts estimated based on a 35% marginal tax rate.

- No material non-core income in 3Q17
- Non-core expenses equal to $39.3 million pre-tax, or $0.51 EPS after-tax:
  - Merger-related expenses equal to $28.5 million, or $0.36 EPS after-tax
  - Compensation-related expense equal to $1.1 million, or $0.02 EPS after-tax
  - (Gain) Loss on sale of long-lived assets equal to $3.7 million, or $0.04 EPS after-tax
  - Litigation settlement accrual (estimated) related to HUD lawsuit equal to $5.7 million, or $0.09 EPS after-tax

Dollars in millions

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